EXHIBIT 99.1

[ALLIED CAPITAL CORPORATION LETTERHEAD]

March 22, 2002

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir or Madam:

     Allied Capital Corporation (the "Company") has received a representation letter from Arthur Andersen LLP ("Arthur Andersen") in connection with the issuance of Arthur Andersen's audit report included in this Form 10-K. Arthur Andersen has represented to us, by a letter dated March 22, 2002, that this audit of the consolidated financial statements of the Company and its subsidiaries as of December 31, 2001 and for the year then ended and its report issued thereon dated February 20, 2002, was subject to Arthur Andersen's quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards and that there was appropriate continuity of Arthur Andersen personnel working on the audit and availability of national office consultation.

Sincerely,

/s/ Penni F. Roll Penni F. Roll Chief Financial Officer